Schedule 13G
CUSP Number 078317 104

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. *)
.................................................................................

                            BellaVista Capital, Inc.

                                (Name of Issuer)
.................................................................................

                                  Common Stock

                         (Title of Class of Securities)
.................................................................................

                                   078317 104

                                 (CUSIP Number)
.................................................................................

                                December 3, 2007

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSP Number 078317 104

.................................................................................
                              CUSIP No. 078317 104
.................................................................................
(1)Names of reporting persons.

        Jay Duncanson Trustee of the Jay Duncanson Trust u/d/t 3/31/1995
.................................................................................
(2) Check the appropriate box if a member of a group (see instructions)
(a)
(b)
.................................................................................
(3) SEC use only
.................................................................................
(4) Citizenship or place of organization

       United States
.................................................................................

                         (5)Sole voting power

                                 658,735
                         .......................................................
                         (6)Shared voting power
Number of shares
beneficially                     0
owned by each            .......................................................
reporting person         (7)Sole dispositive power
with:
                                 658,735
                         .......................................................
                         (8)Shared dispositive power

                                 0
.................................................................................
(9)Aggregate amount beneficially owned by each reporting person

                  658,735
.................................................................................
(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

.................................................................................
(11)Percent of class represented by amount in Row 9

                  5.25%
.................................................................................
(12)Type of reporting person (see instructions)

                   IN
.................................................................................


Item  1(a) Name of Issuer:
      BellaVista Capital, Inc.

Schedule 13G
CUSP Number 078317 104


Item 1(b)  Address of Issuer's Principal Executive Offices:

      420 Florence Street, Suite 200
      Palo Alto, CA 94301


Item 2(a)  Name of Person Filing:

      Jay Duncanson Trust


Item  2(b) Address of the Principal Office or, if none, Residence:

      c/o Menlo Advisors LLC
      800 Oak Grove Avenue, Suite 205
      Menlo Park, CA 94025


Item 2(c)  Citizenship:

      U.S.A.


Item 2(d)  Title of Class of Securities:

      Common

Item 2(e)  CUSIP Number:

      078317 104


Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     Not applicable


Item 4     Ownership:

     (a)  Amount Beneficially Owned:

            658,735

     (b)  Percent of Class:

            5.25%

     (c) Number of shares as to which such person has:

       (i)   sole power to vote or direct the vote: 658,735

       (ii)  shared power to vote or direct the vote: 0

       (iii) sole power to dispose or to direct the disposition of: 658,735

       (iv)  shared power to dispose or to direct the disposition of: 0


Item 5     Ownership of Five Percent or Less of a Class:

      Not applicable.


Item 6     Ownership of More than Five Percent on Behalf of Another Person:

      Not applicable

Schedule 13G
CUSP Number 078317 104



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

      Not applicable.


Item 8     Identification and Classification of Members of the Group:

      Not applicable.


Item 9     Notice of Dissolution of a Group:

      Not applicable.


Item 10    Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 22, 2008


                                        The Jay Duncanson Trust u/d/t 3/31/1995

                                        By:   /S/ JAY DUNCANSON
                                              --------------------------------
                                              Name:  Jay Duncanson
                                              Title: Trustee